Exhibit 10.43

Certain identified information has been excluded from the exhibit because it is both (i) not material and
(ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

DATED 3NOVEMBER 2022

_____________________________________________

PATENT AND KNOW-HOW LICENCE

_____________________________________________

BETWEEN

TOUCHLIGHT IP LIMITED

AND

VOYAGER THERAPEUTICS, INC.

This agreement is dated 3 November  2022

Parties

(1)	TOUCHLIGHT IP LIMITED, a company incorporated under the laws of England and Wales with Company Number 09272417 which has its offices at Morelands and Riverdale Buildings, Lower Sunbury Road, Hampton, TW12 2ER, UK (“Licensor” or “Touchlight”)
(2)	VOYAGER THERAPEUTICS, INC., incorporated under the laws of Delaware, U.S. with offices at 64 Sidney St, Cambridge, MA 02139, USA (“Licensee” or “Voyager”)

BACKGROUND

The Licensor has agreed to grant, and the Licensee has agreed to take, a licence of certain patent rights and know-how on the terms set out in this agreement (the “Agreement”).

Agreed terms

1.	Interpretation

The definitions and rules of interpretation in this clause apply in this Agreement.  Other definitions have the respective meanings set forth in this Agreement.

Affiliates	In relation to a party, means any entity or person that Controls, is Controlled by, or is under common Control with that party.
Agreed Communication	The wording set out in the attached Schedule 1.
Agreement	This Patent and Know-How Licence.
Bankruptcy Code	11 U.S.C §§ 101-1330, as amended.
Business Day	Any day other than a Saturday, Sunday or public holiday in England or New York City, New York,

United States when banks in London and New York are open for business.
Capsid Library	Any library of DNA sequences containing a diversity of variant sequences for the production of adeno-associated virus (AAV) capsids with novel properties .
Confidential Information

Any and all of the following, in whole or in part:

(a)
information, including technical, scientific, or commercial information that, if provided in documentary form or by way of a model or in other tangible form, at the time of provision is marked or otherwise designated to show expressly or by necessary implication that it is imparted in confidence;
(b)
information, including technical, scientific, or commercial information that, if imparted orally or by demonstration, at the time of disclosure the disclosing party or its representatives informed the receiving party was imparted in confidence or by necessary implication it is imparted in confidence;
(c)
any sample or article incorporating or derived from the foregoing information and whether or not provided by the disclosing party;
(d)
any report provided by Licensee in accordance with Clause 6.9, without regard to whether there is any confidentiality marking or other designation of confidentiality;

(e)
any information regarding any licence or other agreement of Licensee or any Affiliate of Licensee, without regard to whether there is any confidentiality marking or other designation of confidentiality;
(f)
any note or record of any of the foregoing information imparted orally;
(g)
the terms of this Agreement; and/or
(h)
any copy, notes or analyses of any of the foregoing made by the receiving party.

For the purposes of this agreement “Confidential Information” shall include any confidential information disclosed under the confidentiality agreement between the parties dated [**].

Control

“Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” will be presumed to exist if in the case of a corporate entity, direct or indirect beneficial ownership of 50 per cent (or, outside a party’s home territory, such lesser percentage as is the maximum permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that party, as the case may be.
dbDNA Library Constructed Capsid	Any capsid created by Voyager during the Licence Term utilizing the Licensed Technology for construction of the corresponding Capsid Library.
Effective Date:	2 May 2017.
Execution Date:	The date of the last signature set forth below.
Field of Use

The application of the Licensed Technology in relation to:

(a)
the construction of Capsid Libraries; and/or

(b)

the development and exploitation of capsids selected from such duly constructed Capsid Libraries.

Know-How	Any and all tangible, confidential, proprietary research, technical or scientific information existing before, on or after the Effective Date that is not available to the public.
Licensed Know-How

Any Know-How disclosed or made available by Licensor or any of its Affiliates to Licensee or any of its Affiliates on or after the Effective Date that directly or indirectly relates to manufacture of dbDNA Library Constructed Capsids, including that disclosed to Licensee under a confidentiality agreement dated [**].

Licensed Technology	Techniques for utilizing a linear, double-stranded, covalently-closed DNA molecule flanked at each end by protelomerase binding sequences or parts thereof as recited in the Patent and/or referencing or otherwise based upon any aspect of the Licensed Know-How.
Licence Term	The period of time starting on 2 May 2017 and ending on 31 December 2021 inclusive.
Net Sales

The actual gross receipts from sales of a Voyager Therapeutic Product by Licensee, its Affiliates, or therapeutic program collaborators or licensees worldwide, in arm's-length transactions with Third Parties, after the deduction of:

a)

bad debts actually written off during the accounting period;

b)

sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMOs, pharmacy benefit managers or other institutions;

c)

adjustments arising from consumer discount programs or other similar programs;

d)

taxes imposed on the production, sale, import, delivery or use of the Voyager Therapeutic Product (including customs or excise duties, sales tax, consumption tax, VAT and other taxes or duties relating to sales, but excluding income taxes);

e)

compulsory or negotiated payments and cash rebates in respect of sales to the United States government, any state government or any foreign government, or to any other governmental authority, or with respect to any government-subsidized program or managed care organization; and/or

f)

freight (including storage, shipping and handling) and insurance (to the extent that Licensee or its Affiliates bear the cost of freight including storage, shipping and handling) and insurance.

Notwithstanding the foregoing, (x) in the event a Voyager Therapeutic Product is sold by a Voyager licensee of such product, the net sales may (subject to the following) be determined in accordance with the operative agreement pursuant to which such Voyager Therapeutic Product is licensed and sold by such Voyager licensee, and Voyager will use commercially reasonable efforts to cause such operative agreements to characterise any payments or costs in accordance with GAAP; and (y) intra-company transfers or intra-company sales by the Licensee conducted in the ordinary course and conduct of the Licensee’s activities without specific reference to the application of this Agreement shall not be considered an arm’s-length transaction.

The assessment of actual gross receipts from sales and quantum of any deductions will be determined from books and records maintained in accordance with GAAP.

Net Receipts

The actual total monies or other financial benefits received directly or indirectly by Licensee and/or its Affiliates under a Non-Therapeutic Program Licence in connection with the research, development, manufacture and commercialisation of Third Party Non-Therapeutic Program Licensed Products including:

i.

Upfront licence fees (excluding upfront fees for option or access fees paid for the right to exercise an option to license capsids from a Capsid Library, which are addressed separately below) in respect of any dbDNA Library Constructed Capsid.  Where a licence is to one or more dbDNA Library Constructed Capsids and in the same licence or associated agreement additionally to one or more non-dbDNA Library Constructed Capsids, such fees shall be pro-rata the ratio of dbDNA to non-dbDNA Library Constructed Capsids;

ii.

Option exercise fees for licences to dbDNA Library Constructed Capsids;

iii.

Development, regulatory, clinical, or commercial milestone fees  achieved in connection with the use of a dbDNA Library Constructed Capsid in a Third Party Non-Therapeutic Program Licensed Product;

iv.

Royalties including tiered royalties based on Net Sales of the Third Party’s sales of their Non-Therapeutic Program Licensed Products; and/or

v.

the value of any other financial benefit received by Licensee and its Affiliates (as calculated by Licensee), including but not limited to (1) shares, options or other securities; (2) the amount by which any premium received for shares, options or other securities exceeds fair market value; and (3) any loan guarantee or other financial benefit made or given other than on arms’ length and market terms.

Upfront Capsid Licence Option Fees	The actual upfront total monies or other financial benefits received in consideration of option rights to Non-Therapeutic Program Licences (i.e., option or access rights that would allow for exercise of a license to capsids, one or more of which is a dbDNA Library Constructed Capsid) in connection with the research, development, manufacture and commercialisation of Third Party Non-Therapeutic Program Licensed Products, but excluding any such financial benefits in consideration of such option rights received to date under Voyager’s Agreement with [**] and Voyager’s Agreement with [**].

Notwithstanding the foregoing, “Upfront Capsid License Option Fees” shall be less: (i) any pre-paid research or development fees defined and quantified as compensation for work to be undertaken by Licensee prior to or subsequent to the payment of licence option fees, (ii)  other pre-payment in respect of services  and materials of Licensee in carrying out obligations under the applicable agreement or (iii) any payment of prior patent costs, in each case ((i) through (iii)) determined by Voyager acting in good faith and where such sums are included in and expressly specified as part of the upfront fees.   By way of example, if Voyager receives an upfront payment of $[**] and such sum includes a stated $[**] by way of pre-paid R&D fees then the Upfront Capsid Licence Option Fees for that agreement shall be $[**].

Patent	[**] and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations and renewals of the same as well as any patent or application in the Territory that shares a priority claim with [**].
Person	Any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other similar entity or organization.
Territory	United States of America.
Third Party	Any person other than Licensor, Licensee or their respective Affiliates.
Non-Therapeutic Program Licence

A licence through which Voyager grants rights to any Third Party to use a dbDNA Library Constructed Capsid in connection with a product developed by such Third Party other than a Voyager Therapeutic Product.

Non-Therapeutic Program Licensees	Any Third Party to which Voyager grants a Non-Therapeutic Program Licence.
Third Party Non-Therapeutic Program Licensed Products	Any AAV-based product, other than a Voyager Therapeutic Product, developed by a Non-Therapeutic Program Licensee incorporating a dbDNA Library Constructed Capsid.
Voyager Therapeutic Product(s)	Any AAV-based gene therapy product developed by Voyager or its therapeutic program collaborators or therapeutic program licensees, incorporating a dbDNA Library Constructed Capsid.
Voyager’s Agreement with [**]	The Option and License Agreement dated [**] between Voyager and [**] in relation to [**].
Voyager’s Agreement with [**]	The Option and License Agreement dated [**] between Voyager and [**] for [**].

1.2	Clause and Schedule headings shall not affect the interpretation of this Agreement.
1.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this Agreement includes the Schedules.
1.4	References to clauses and Schedules are to the clauses and Schedules of this Agreement.
1.5

Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.7

A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's legal and personal representatives, successors and permitted assigns.

2.	Grant of Licence
2.1

The Licensor hereby grants to the Licensee, a non-exclusive licence for the Licence Term within the Territory, to the Licensed Technology in the Field of Use, to create one or more Capsid Libraries, including any step, method or other process that is necessary therefor or a part thereof. The foregoing limitation to the Territory shall not limit any use or exploitation of any dbDNA Library Constructed Capsid, anywhere in the world.

(a)

The Licensee may, at any time, select one or more dbDNA Library Constructed Capsids for use by Licensee, its Affiliates, collaborators or licensees to research, develop, use, sell, supply or otherwise exploit anywhere in the world in connection with one or more:

(i)	Third Party Non-Therapeutic Program Licensed Products, and
(ii)	Voyager Therapeutic Products.

2.2

Notwithstanding the provisions of clause 2.1 above, the Licensee is granted no rights hereunder: (a) to grant sub-licences (including the right to subcontract) to the Licensed Technology under this agreement, or (b) to any improvements to the Licensed Technology; except that the foregoing in this clause 2.2 does not limit or otherwise restrict Licensee’s ability to license any dbDNA Library Constructed Capsid during or after the Licence Term to Licensee’s Affiliates, collaborators, or licensees in accordance with clause 2.1(a) and, during the Term, without derogation from Licensee’s payment obligations under clause 6. Save for the rights granted by this agreement, the Licensor retains all other rights in the Licensed Technology.

2.3

To the extent that the Bankruptcy Code is applicable, all rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

2.4

The Licensee represents that since end of the Licence Term until the date of this Agreement it has not made any use (whether independently or in conjunction with any Third Party) of the Licensed Technology or the processes covered in the Patent anywhere in the world.

2.5	The Licensee undertakes that with effect from the date of this Agreement it shall not:
(a)	make any use of the Licensed Technology or the processes covered in the Patent anywhere in the world except for the purposes authorized in this Agreement.
(b)

directly or indirectly challenge the validity or enforceability of the Patent in any court proceeding, before the United States Patent and Trademark Office or otherwise, except that nothing herein shall limit Licensee from any direct or indirect challenge of the validity or enforceability of the Patent solely in connection with any actual or threatened litigation asserting the Patent against Licensee, or any Affiliate, collaborator, licensee, customer, contractor or manufacturer of Licensee (other than litigation based solely on Licensor’s contract claims under this Agreement); or

(c)

voluntarily render aid or counsel, directly or indirectly, any Third Party in connection with challenging the validity of the Patent, except that nothing herein shall limit Licensee from any direct or indirect challenge of the validity or enforceability of the Patent in connection with any actual or threatened litigation asserting the Patent against Licensee, any Affiliate, or Non-Therapeutic Program Licensee or licensee of a Voyager Therapeutic Product in connection with a Non-Therapeutic Program Licence or license of a Voyager Therapeutic Product.

3.	Representations and Warranties
3.1	Each party represents and warrants to the other party as of the Execution Date that:
(a)

it is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, and has the full right, power and authority to enter into this agreement and to perform its obligations hereunder;

(b)

this agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(c)

the execution and delivery of this agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or any provision of the charter, articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any applicable laws or any contractual obligation or court or administrative order by which such party is bound.

3.2	Licensor represents and warrants to Licensee that:
(a)	Licensor has all rights necessary to grant to Licensee all rights and licences set forth in this agreement, and Licensor has not granted any right or licence in a manner that conflicts with its ability to grant any rights or licences to Licensee or limits the scope of any of the rights or licences granted to Licensee; and

(b)	Licensor has no patents or patent applications, other than the Patent, that claim or otherwise cover any dbDNA Library Constructed Capsid or its use.
4.	Indemnity
4.1

By the Licensee. The Licensee shall indemnify the Licensor from and against all liabilities, costs, expenses, damages and losses, including any legal and other reasonable professional costs and expenses (collectively, “Losses”) suffered or incurred by the Licensor as a result of a Third Party suit, claim, action, proceeding, hearing, investigation, judgment, order decree, stipulation, injunction or demand (“Third Party Claim”), arising out of or in connection with the Licensee’s, its Affiliates’, collaborators’ or licensees’ research, development, use, sale, supply or other exploitation of any Third Party Non-Therapeutic Program Licensed Product or any Voyager Therapeutic Product, as applicable, including any Third Party claim of infringement of any intellectual property rights or rights of a similar nature anywhere in the world.

4.2

By the Licensor. The Licensor shall indemnify the Licensee from and against all Losses suffered or incurred by the Licensee as a result of a Third Party Claim arising out of or in connection with any breach of any of Licensor’s representations or warranties.

4.3

Conditions. Any party seeking indemnification hereunder must promptly notify the indemnifying party after receipt of actual notice of any Third Party Claim for which it seeks indemnification; provided, however, that any such failure shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure to notify. The indemnifying party shall have sole control and authority with respect to the defense, litigation, compromise or settlement of such claim (except to the extent that any settlement involves material commitments, responsibilities or obligations on the part of the indemnified party, in which case such settlement shall require the prior written consent of the indemnified party, which consent shall not be unreasonably delayed, conditioned or withheld). The indemnifying party shall not be responsible for any settlement it does not approve in writing. The indemnified party shall provide reasonable information, cooperation and assistance as required by the indemnifying party (at the indemnifying party’s expense). The indemnified party reserves the right to participate at its own cost in any proceedings with counsel of its own choosing; provided, however, that the indemnified party shall at all times be subject to the indemnifying party’s sole control and authority with respect to defending, litigating or settling the claim.

5.	Confidentiality
5.1

By Licensee. At all times, the Licensee shall keep secret and confidential any Confidential Information of Licensor and shall not: (a) use such Confidential Information for any purpose except for the purpose of exercising or performing its rights and obligations under this agreement; or (b)  disclose such Confidential Information to any Third Party other than any of its officers or employees directly concerned in the development, manufacture, use or sale of the Voyager Therapeutic Products or any Third Party Non-Therapeutic Program Licensed Product, or its existing or prospective outside consultants, contractors, investors, collaboration partners, licensees, or professional advisors; provided that, before disclosure to any such Third Party, Licensee shall inform such Third Party of the confidential nature of the information and shall remain responsible for such Third Party’s compliance with the confidentiality obligations set out in this clause 5.1.

5.2

By Licensor. At all times, the Licensor shall keep secret and confidential any Confidential Information of Licensee and shall not; (a) use such Confidential Information for any purpose except for the purpose of exercising or performing its rights and obligations under this agreement; and (b) disclose such Confidential Information to any person other than any of its officers or employees directly or indirectly concerned in the licensing of the Patent or its professional advisers; provided that, before disclosure to any such Third Party, Licensor shall inform such Third Party of the confidential nature of the information and is responsible for such Third Party’s compliance with the confidentiality obligations set out in this clause 5.2.

5.3	Exceptions. The provisions of this clause 5 shall not apply to Confidential Information that:

(a)	was known or available on a non-confidential basis to the receiving party before it was disclosed to it by the disclosing party;
(b)	is or becomes generally available to the public (otherwise than through a breach of this clause 5);
(c)	was independently developed by the receiving party without reference to any Confidential Information of the disclosing party;
(d)	is disclosed to a third party by the disclosing party without any confidentiality restrictions; or
(e)	the parties agree in writing is not confidential or may be disclosed.
5.4

Authorized Disclosure.  Notwithstanding clauses 5.1 and 5.2, each party may disclose Confidential Information, including the terms of this Agreement, to the extent such disclosure is required by law, court order or any governmental or regulatory authority (including, for example, any disclosure required by any regulatory authority), as long as, to the extent it is legally permitted to do so, the disclosing party shall give the other party as much notice of such disclosure as possible and takes into account the reasonable requests of the other party in relation to the content of such disclosure. Without limiting the foregoing, the existence and terms of this Agreement may be disclosed to the extent required to comply with applicable laws or any self-regulatory organization, including the rules or regulations of the United States Securities and Exchange Commission.

5.5	Agreed Communication. Licensor shall issue the Agreed Communication not less than [**] after the Execution Date.
6.	Payments
6.1

Within [**] of execution of this Agreement and in consideration of the rights granted hereunder, the Licensee shall pay to the Licensor the sum of USD 5,000,000 (5 million US dollars) by way of an upfront non-refundable technology access fee, and such sum shall not be returnable nor available for credit against royalties or any other sums payable by the Licensee under this Agreement.

6.2	For payments received from [**] under Voyager’s Agreement with [**], the Licensee shall pay to the Licensor the following payments within [**] of the following milestone events:

Milestone Payment	Milestone event
$[**] US dollars)	[**]

6.3

For payments received from Third Parties during the Term in relation to a Non-Therapeutic Program License and a dbDNA Library Constructed Capsid, the Licensee shall pay to the Licensor the following payments within [**] following the end of the quarter in which the applicable fees are received by Voyager from the applicable Non-Therapeutic Program Licensee:

Royalty Payment	Royalty Base
[**]% ([**] percent) of the Net Receipts

Per dbDNA Library Constructed Capsid licensed to [**] under Voyager’s Agreement with [**] (for the avoidance of doubt, this is in addition to the above $[**] milestone payment relating to [**]).

Per dbDNA Library Constructed Capsid licensed to [**] under Voyager’s Agreement with [**] (for the avoidance of doubt, no payment is due to Licensor in relation to [**] payment of the [**] under Voyager’s Agreement with [**]).

[**]% ([**] percent) of the Net Receipts	Per dbDNA Library Constructed Capsid licensed by Voyager to any other Non-Therapeutic Program Licensees.

[**]% ([**] percent) of the Upfront Capsid License Option Fees	Per upfront fee paid in consideration of option rights to license any capsid from a selection of capsids that includes dbDNA Library Constructed Capsids under a Non-Therapeutic Program License.

In relation to Voyager Therapeutic Products, the Licensee shall pay to the Licensor a royalty of [**]% ([**] percent) of Net Sales of Voyager Therapeutic Products, that are sold or otherwise supplied by or on behalf of the Licensee or its Affiliates (other than to Affiliates) or Voyager Therapeutic Product licensees during the Term.

In addition, Voyager shall pay the following milestone payments in respect of each Voyager Therapeutic Product achieving such milestone during the Term:

(i)	$[**] upon the [**];
(ii)	$[**] upon the [**]; and
(iii)	$[**] upon the [**].
6.4	Both parties shall abide by any auditor’s report obtained under clause 6.10 and shall promptly rectify any overpayment or underpayment (as the case may be).
6.5	Royalties and other sums payable under this agreement are:
(a)	non-refundable and non-creditable;
(b)	exclusive of VAT (or similar tax), and
(c)

shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law, except that if the Licensee is required by law to make a deduction or withholding, the Licensee shall, within [**] of making the deduction or withholding, provide a statement in writing showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid. The Licensee shall use all reasonable endeavors to assist the

Licensor to claim recovery or exemption under any double taxation or similar agreement with respect to any such deduction.

6.6

Royalties and other sums payable under this agreement shall be paid in USD (US dollars) within [**] of the applicable payment date (in each case, being the end of the relevant quarterly period in the case of a royalty or achievement of the Milestone, as applicable) to the credit of the following bank account of the Licensor:

Bank Name:	[**]
Bank Country:	[**]
Bank Account Name:	[**]
Bank Account Number:	[**]
Bank Sort Code	[**]
IBAN Code	[**]
BIC/SWIFT	[**]

6.7

For the purposes of this agreement, the exchange rate used to convert net invoice amounts recorded in currencies other than the U.S. Dollar to U.S. Dollars for the applicable accounting period, the conversion to be performed in a manner consistent with Voyager’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a customary accepted source of published exchange rates

6.8

If there is any delay in paying any sum due under this agreement by the due date, the Licensee shall pay to the Licensor interest (calculated on a monthly basis) on the overdue payment from the date when such payment was due to the date of actual payment at a rate of [**] percent ([**]%) per annum over the base rate of Bank of England from time to time.

6.9

At the same time as payment of royalties falls due, the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of such royalties payable setting forth:

(a)	the Quarterly Period for which the royalties were calculated;
(b)	the Net Sales of Voyager Therapeutic Products;
(c)	the amount of Net Receipts;
(d)	the amount and basis of calculation of royalties due and payable;
(e)	where relevant, the rate of exchange used; and
(f)	the amount of any withholding or other income taxes deductible or due to be deducted from the amount of royalties due and payable.
6.10

No more than [**] during the Term, Licensor may, upon not less than [**] prior written notice to Licensee, designate an independent internationally-recognized accounting firm selected by Licensor and reasonably acceptable to Licensee for the purpose of verifying the reports provided under clause 6.9. Any such audit will be conducted under appropriate confidentiality provisions for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent accounting firm will only share the results of the audit, not the underlying records, with Licensor and may only share the results of the audit with Licensor at the same time as shared with Licensee. Any audit conducted hereunder will be paid for by Licensor, except if the results of the audit reveal an underpayment by Licensee of [**] percent ([**]%) or more, in which case the reasonable fees and expenses for such audit will be paid by Licensee.  If such audit shows that: (a) the amount paid by the Licensee is less than the amount due, the Licensee shall pay to the Licensor within [**] of the result of such audit and (b) the amount paid to the Licensor is more than the amount due, the Licensor shall pay to the Licensor within [**] of the result of such audit.

6.11

Within [**] of the end of each calendar year during the Term, the Licensee shall submit to the Licensor a written statement that demonstrates on a de-identified basis, without disclosing any sequence information, that all capsids produced using any method or process which falls within the scope of the Patent claims have been included in the royalty or other payments required under this Agreement. Where the Licensor reasonably believes that there is an error in the written statement, the Licensor shall have the right to appoint an external Third Party expert reasonably acceptable to Licensee and bound by appropriate confidentiality obligations in favor of the Licensee who shall be given access to Licensee’s records, on no less than [**] prior notice, to allow such Third Party expert to assess on a de-identified basis the provenance of all relevant and potentially relevant capsids.

7.	Assignment and other dealings
7.1

The Licensee shall not without the prior written consent of the Licensor assign, transfer, mortgage, charge or deal in any other manner with any of its rights or obligations under this agreement, except that in the event of a sale of Licensee or sale of all, or substantially all, the business or assets to which this agreement pertains, no consent shall be required from Licensor.

7.2

The Licensor may at any time and without the consent of the Licensee assign, transfer, mortgage, charge or deal in any other manner with any or all of its rights or obligations under this agreement, provided that the Licensor shall provide prompt written notice to Licensee of the foregoing.

8.	Duration and termination
8.1	This agreement shall be effective as of the Effective Date and shall remain in force until the earliest to occur of the following events:
(a)	17 January 2031 being the expiration of the Patent; and
(b)	a final, unappealable decision by a patent authority or court of competent jurisdiction invalidating or otherwise rendering unenforceable the claims of the Patent in the United States

(the “Term”).

8.2

Notwithstanding clause 8.1, in respect of any payments under Clause 6.2 and Clause 6.3 above for any Non-Therapeutic Program Licence entered into during the Term, following the end of the Term, Licensee shall remain responsible for payment of [**]% of any amounts that would otherwise be due to Licensor under Clause 6. 2 and Clause 6.3 in relation to such Non-Therapeutic Program Licence as if the Term had not expired.

8.3

Notwithstanding anything to the contrary in this Agreement, the parties agree and acknowledge that no payments shall at any time be due under this Agreement, during or after the Term, in relation to any use of any capsid that is not a dbDNA Library Constructed Capsid.

8.4

The following provisions shall survive expiration of this Agreement: clause 1 (for the purpose of interpreting the Agreement), clause 2.1(a), clause 2.3, clause 4, clause 5, clauses 6.2 through 6.10 (clauses 6.2 through 6.10, solely to the extent necessary for the survival of clause 8.2), 8.2,  8.3, 8.4, 10 through 21.

9.	Further assurance

At its own expense each party shall, and shall use all reasonable endeavours to procure that any necessary Third Party shall, promptly execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

10.	Waiver

No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

11.	Entire agreement

Except for any instrument executed together with this Agreement concerning the release of potential claims arising from activities related to the Licensed Technology, this Agreement and the documents referred to in it constitute the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter, including the confidentiality agreement between the parties dated [**] and the non-binding term sheet between the parties dated [**].

12.	Variation

No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

13.	Severance
13.1

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement.

13.2

If any provision or part-provision of this Agreement is deemed deleted, the parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

14.	Counterparts

This Agreement may be executed in any number of counterparts, including facsimile or PDF copies or electronic signatures, each of which shall be deemed to have the same effect as an original signature, and each of which constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

15.	Contracts (Rights of Third Parties) Act 1999

The parties agree that the terms of this Agreement are not enforceable by any third party under the Contracts (Rights of Third Parties) Act 1999.

16.	No partnership or agency

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the parties, constitute either party the agent of the other party, nor authorise either party to make or enter into any commitments for or on behalf of the other party.

17.	Force majeure

Neither party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed.

18.	Notices
18.1

Any notice required to be given under this Agreement shall be in writing and shall be delivered personally, or sent by prepaid first-class post or recorded delivery or by commercial courier, to each party required to receive the notice at its address as set out below:

(a)

Licensor: Touchlight IP Ltd, Morelands and Riverdale Buildings, Lower Sunbury Road, Hampton, TW12 2ER, UK email [**], with a copy (delivery of which shall not constitute valid delivery of notice to each of [**] and [**]; and

(b)

Licensee: Voyager Therapeutics, Inc., 64 Sidney St, Cambridge, MA 02139, Attention: General Counsel, with a copy (delivery of which shall not constitute valid delivery of notice) to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Brian A. Johnson, Esq., [**];

or as otherwise specified by the relevant party by notice in writing to each other party.

18.2	Any notice shall be deemed to have been duly received:
(a)	if delivered personally, when left at the address and for the contact referred to in this clause;
(b)	if sent by prepaid first-class post or recorded delivery, at 9.00 am on the fifth Business Day after posting; or
(c)	if delivered by commercial courier, on the date and at the time that the courier's delivery receipt is signed.

18.3	A notice required to be given under this Agreement shall not be validly given if sent by e-mail only.
18.4	The provisions of this clause 18 shall not apply to the service of any proceedings or other documents in any legal action.
19.	Dispute resolution procedure
19.1

If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it then, except as expressly provided in this agreement, the parties shall follow the dispute resolution procedure set out in this clause:

(a)	The parties will within [**] of a written request from one party to the other, meet in a good faith attempt to resolve the dispute in meetings between representatives of senior management
(b)

If resolution has not been reached at that meeting, the parties agree to enter into mediation in good faith to settle such a dispute and will do so in accordance with the CEDR Model Mediation Procedure. Unless otherwise agreed between the parties within [**] of notice of the dispute, the mediator will be nominated by CEDR. To initiate the mediation a party must give notice in writing (“ADR notice”) to the other party to the dispute, referring the dispute to mediation. A copy of the request should be sent to CEDR. Unless otherwise agreed, the mediation will start not later than [**] after the date of the ADR notice.

19.2

No party may commence any court proceedings in relation to any dispute arising out of this agreement until it has attempted to settle the dispute by mediation and either the mediation has terminated or the other party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by a delay.

20.	Governing law

Subject to the parties following the Dispute Resolution procedure, this Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales, except that any actions under patent law shall be governed by the patent laws of the United States or patent laws of other jurisdictions applicable to activities in such jurisdictions.

21.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation, except that any action under patent law shall be brought in a federal court of competent jurisdiction in the United States.

This Agreement has been entered into on the date stated at the beginning of it.

For and on behalf of Touchlight IP Ltd Signed /s/ Jonny Ohlson Print Name Jonny Ohlson Job Title Executive Chairman Date3 November, 2022	For and on behalf of Voyager Therapeutics, Inc. Signed /s/ Allen Nunnally Print Name Allen Nunnally Job Title Chief Business Officer DateNovember 4, 2022